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                                                                    EXHIBIT 11.2

                       LORAL CORPORATION AND SUBSIDIARIES

                    COMPUTATION OF EARNINGS PER COMMON SHARE
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
                                  (Unaudited)

                                                                           SIX MONTHS ENDED
                                                                             SEPTEMBER 30,
                                                                         ---------------------
                                                                           1995         1994
                                                                         --------     --------
Primary:
  Net income applicable to common shares...............................  $151,340     $121,217
                                                                         ========     ========
  Shares:
     Weighted average common shares outstanding........................   171,007      166,998
     Common equivalent shares applicable to stock options..............     3,451        2,874
                                                                         --------     --------
     Average number of shares outstanding and common equivalent
      shares...........................................................   174,458      169,872
                                                                         ========     ========
Primary earnings per common share and common equivalent share..........      $.87         $.71
                                                                         ========     ========
Fully Diluted:
  Net income applicable to common shares...............................  $151,340     $121,217
                                                                         ========     ========
  Shares:
     Average number of common shares as adjusted for primary
      computation......................................................   174,458      169,872
     Incremental increase to shares under stock options where the quarter's ending market price is higher than the average market
      price during the quarter.........................................       192           66
                                                                         --------     --------
     Average number of shares outstanding on a fully diluted basis.....   174,650      169,938
                                                                         ========     ========
Earnings per common share assuming full dilution.......................      $.87         $.71
                                                                         ========     ========

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